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                                                                         Page 16

                              TODAY'S BANCORP, INC.
                  Exhibit 11 - Computation of Per Share Income
                       for the Three Months ended March 31

                                                     1996          1995
                                                     ----          ----

Net income                                       $1,253,000      $979,000
                                                  ---------       -------
                                                  ---------       -------


Weighted average shares outstanding*              2,747,904     2,707,765

Net additional shares resulting from assumed
  exercise of stock options**                        39,666        18,040
                                                     ------        ------

Total weighted average common shares and
  equivalents outstanding                         2,787,570     2,725,805
                                                  ---------     ---------
                                                  ---------     ---------


Net income per common share:

  Primary                                             $0.46         $0.36
                                                      -----         -----
                                                      -----         -----

  Assuming full dilution                              $0.45         $0.36
                                                      -----         -----
                                                      -----         -----




- ----------------------------------
* The average number of shares outstanding is used for the computation of primary earnings per share since the change caused by common stock equivalents is less than 3% and thus does not need to be considered as dilutive.

**Assumes proceeds from exercise of stock options used to purchase treasury shares at market on the last business day of the quarter.